Exhibit 99.1

IntelGenx Announces Licensing of Anti-Psychotic VersaFilm Product

SAINT LAURENT, QUEBEC, June 14, 2011 – IntelGenx Corp. (TSX VENTURE: IGX) (OTCBB: IGXT) ("IntelGenx", or “the Company”), announced that it has executed a binding term-sheet with RedHill Biopharma Ltd. (“RedHill”), an Israeli corporation listed on the Tel Aviv Stock Exchange (“TASE”) under the symbol RDHL, to co-develop and license an anti-psychotic oral thin film product based upon the Company's proprietary VersaFilm technology.

The term-sheet sets forth the main criteria to be incorporated into a definitive development and license agreement, subject to due diligence, under which RedHill would obtain exclusive worldwide rights to market and sell IntelGenx' rapidly dissolving anti-psychotic oral film product. In exchange, IntelGenx would receive upfront, milestone, and external development fees totalling up to US$2.3 million from RedHill. Furthermore, upon commercialization of the product, IntelGenx would receive up to 50% of all proceeds including, but not limited to, all sales milestones and income from the product world-wide. IntelGenx and RedHill have entered into a ninety-day exclusivity period, during which IntelGenx is prohibited from engaging in negotiations related to the product with any other party. The term-sheet also provides for a breakup fee in the event that IntelGenx or RedHill is unable to execute the licensing agreement, under certain circumstances, after the satisfactory completion of due diligence.

"We are excited to have entered into another partnership with RedHill for a VersaFilm product," said Dr. Horst G. Zerbe, President and Chief Executive Officer of IntelGenx. "VersaFilm is at the forefront of new technology aimed at delivering medicine in a manner that could offer some unique advantages over conventional oral delivery, especially in patients with anti-psychotic behavioural symptoms where patient compliance is an issue.”

In February 2011, IntelGenx announced the results of a clinical pilot study that suggests IntelGenx has successfully developed a product that is bioequivalent to a leading branded anti-psychotic therapy. The product has been developed using IntelGenx' proprietary immediate release VersaFilm drug delivery technology, which provides a patent-protected method of formulating products in a more convenient and discrete dosage formulation.

About IntelGenx:

IntelGenx is a drug delivery company focused on the development of oral controlled-release products as well as novel rapidly disintegrating delivery systems. IntelGenx uses its unique multiple layer delivery system to provide zero-order release of active drugs in the gastrointestinal tract. IntelGenx has also developed novel delivery technologies for the rapid delivery of pharmaceutically active substances in the oral cavity based on its experience with rapidly disintegrating films. IntelGenx' research and development pipeline includes products for the treatment of pain, hypertension, erectile dysfunction, sleep disorders, allergies and depressive disorders. More information is available about the company at www.intelgenx.com.

About RedHill BioPharma:

RedHill Biopharma is a biopharmaceutical company focused primarily on development of late clinical-stage new, improved and patented formulations of existing drugs. RedHill has an experienced management team, Board of Directors and Advisory Board based in Israel, the US, Canada and Europe, with a successful track record at big and small pharma of bringing patented drugs to the market, as well as extensive managerial, financial, and transactional expertise.

Forward Looking Statements:

This document may contain forward-looking information about IntelGenx' operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about IntelGenx' plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words "may," "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "could," "would," and similar expressions. All forward looking statements are expressly qualified in their entirety by this cautionary statement. Because these forward-looking statements are subject to a number of risks and uncertainties, IntelGenx' actual results could differ materially from those expressed or implied by these forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" in IntelGenx' annual report on Form 10-K for the fiscal year ended December 31, 2010, filed with the United States Securities and Exchange Commission and available at www.sec.gov, and also filed with Canadian securities regulatory authorities and www.sedar.com. IntelGenx assumes no obligation to update any such forward-looking statements.

Each of the TSX Venture Exchange and OTC Bulletin Board has neither approved nor disapproved the contents of this press release.

CONTACT:
Dr. Horst G. Zerbe,
President and CEO	T: +1 514-331-7440 (ext. 201)	horst@intelgenx.com
IntelGenx Corp.	F: +1 514-331-0436	www.intelgenx.com